SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2010

PureSafe Water Systems, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-30544
(State or other jurisdiction of incorporation)	(Commission File Number)

25 Fairchild Avenue – Suite 250, Plainview, NY	11803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 208-8250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2010, our Board of Directors approved the Company’s entering into a General Management Service Agreement (the “HEI Agreement”) with Hidell-Eyster International (HEI) to assist us in the management of our business and oversee financial performance in accordance with the Company’s Board of Directors approved budgets and operating plans.

Pursuant to the terms of the HEI Agreement, the Board appointed, effective March 26, 2010, Henry R. (Bob) Hidell as Chief Operating Officer. During Phase 1, HEI will provide a minimum of 10 days and a maximum of 15 days of his professional services. During Phase 2, HEI will provide Bob Hidell as Chief Operating Officer for ten days per month.

Under the HEI Agreement and during its term, HEI is to designate one director in Phase I (January 1 – June 30, 2010) and two directors in Phase 2 (July 1, 2010 until termination or expiration of the HEI Agreement). On April 16, 2010, the Board, pursuant to the terms of the HEI Agreement, appointed Bob Hidell as a Director of the Company.

Henry R. (Bob) Hidell, III was retained as Chief Operating Officer on March 26, and appointed a Director on April 16, 2010. Mr. Hidell is the Managing Director of Hidell-Eyster International, a 42 year old international consulting firm with a global reputation in the beverage and water treatment technologies industries. He has overseen the long range business development strategies and finance and administration of the firm. He has been instrumental in the development of the company's joint venture relationships and the execution of business opportunities. In 2007 he became Chairman of the Board and remains Managing Director of Consulting Services.

He is a member of the Executive Board the International Bottled Water Association (IBWA). He is the former Chairman of the International Council of the International Bottled Water Association (ICBWA). He was granted the highest honor in the bottled water industry being named a member of the Beverage World Bottled Water Hall of Fame in 2001. He is a member of the International Society of Beverage Technologists. He is a former a member of the Board of Directors of the Neverfail Spring Water Co., Inc. in Sydney, Australia, a publicly held firm with a capitalized value exceeding $300 million. He is a member of the Council of Experts of the Association International de la Distribution des Produits Alimentaires et des Products de Grande Consommation (AIDA), Brussels, Belgium, an international organization servicing the logistics and distribution industry.

Mr. Hidell is a recognized expert in the point of use industry. Here he specializes in the application of advanced water treatment and waste water treatment technologies.

He has developed advanced water treatment technologies and mineralization systems for use in beverage production in Argentina, Mexico, the United States, the Philippines, Europe, Saudi Arabia, United Arab Emirates, Australia, New Zealand, India and Russia. He is also a technical expert in water and business development and technology transfer for the United States Department of State, U.S. Information Service, specializing in Russia.

Mr. Hidell has an M.A. from Southern Illinois University in Land Use Planning and Economic Development and a B.S. in Geology from West Chester University.

Compensation Arrangements under HEI Agreement

Under the HEI Agreement, Phase I monthly fees are $23,000 per month, and Phase II fees are $36,200 per month. In addition, the HEI Agreement provides that the Compensation Committee of the Board will develop and approve annual business performance objectives which provide incentives to HEI up to an additional 20% of HEI’s annual compensation (in cash, equity, or both) based upon achieving the approved performance objectives. The incentive package is to be approved by the Company for the year 2010 no later than June 30, 2010, and thereafter shall be approved for each successive year no later than February 1 of that year. The term of the HEI Agreement is for a term of three years from January 1, 2010 through December 31, 2012. The Company has the right to review the HEI Agreement during the first year in which it is in effect and recommend modifications or to terminate the HEI Agreement without prejudice, except that if the HEI Agreement is so terminated after the first year of its term, HEI is entitled to receive an additional six months of fees during the six month transition period following termination. Otherwise the HEI Agreement requires the terminating party to provide advance notice of termination at the end of the term, or the HEI Agreement is automatically extended.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureSafe Water Systems, Inc.

Date: April 20, 2010
	By:	/s/ Leslie Kessler
Leslie J. Kessler, President